Exhibit (d)(3)

EXECUTION VERSION

March 21, 2011

Mr. Jie Lian

Partner

Primavera SPV Ltd.

Suite 5804, 58/F

Two International Finance Centre

8 Finance Street

Central, Hong Kong

Dr. Jianhua Yang

Chemspec International Limited

No. 200 Wu Wei Road

Shanghai 200331

People’s Republic of China

Re: Delegation of Voting Power with respect to Shares of Chemspec International Limited

Mr. Lian and Dr. Yang:

Reference is made to the Support Agreement, dated as of March 21, 2011 (the “Support Agreement”), by and among Primavera SPV Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Primavera”), Wise Lion Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Wise Lion”), Dr. Jianhua Yang (“Dr. Yang”), and the Trustee (as defined below), pursuant to which, among other things, Wise Lion, Dr. Yang and the Trustee have agreed to vote all ordinary shares of Chemspec International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), par value HK$0.01 per share (“Ordinary Shares”) over which each is the record owner and/or the beneficial owner, in favor of approval of the agreement and plan of merger (the “Merger Agreement”) dated as of March 21, 2011 by and among Halogen Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Halogen Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being executed and delivered in connection with the execution and delivery of the Support Agreement by Primavera, Wise Lion, Dr. Yang, and the Trustee.

This letter agreement confirms the irrevocable delegation to Dr. Yang, subject to the conditions set forth herein and as permitted under the trust agreement (the “Trust Agreement”) dated as of March 26, 2009, by and between Dr. Yang, as Settlor and Credit Suisse Trust Limited, as Original Trustee (as defined in the Trust Agreement), of all voting power held by Credit Suisse Trust Limited (the “Trustee”) in its capacity as trustee of the JH Yang Family Trust, a revocable trust constituted under the laws of Singapore (the “Trust”) and Wise Lion, with respect to the 1,206,990,441 Ordinary Shares of the Company (the “Subject Shares”) over which the Trust has Beneficial Ownership (as such term is defined in the Support Agreement), through the Trust’s 100% ownership of Sanbrook Holdings Limited, a company with limited liability incorporated under the laws of the Commonwealth of the Bahamas (“Sanbrook”), and Sanbrook’s 100% ownership of Wise Lion, the record owner of the Subject Shares.

The Trustee and Dr. Yang commit to Primavera that (i) this letter agreement, and the delegation of voting power hereunder, shall be irrevocable until the earlier of (x) the closing of the transactions contemplated by the Merger Agreement and (y) the termination of the Merger Agreement in accordance with the terms thereof (such date, the “Expiration Date”) and (ii) prior to the Expiration Date, neither the Trustee nor Dr. Yang shall enter into any understanding or agreement or act in any manner inconsistent with this letter agreement.

The Trustee and Dr. Yang represent and warrant to Primavera, severally and not jointly, that: (i) the Trustee/Dr. Yang has the necessary power and authority to enter into, execute and deliver this letter agreement and to perform fully its/his respective obligations hereunder; (ii) (in the case of the Trustee only) the execution, delivery and performance of this letter agreement by the Trustee has been duly and validly authorized, and no other proceedings or actions on the part of the Trustee are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by the Trustee/Dr. Yang and constitutes a legal, valid and binding agreement of the Trustee/Dr. Yang enforceable against the Trustee/Yang in accordance with its terms; and (iv) the execution, delivery and performance of this letter agreement by the Trustee/Dr. Yang does not violate any terms of the Trust Agreement or any applicable Law.

This letter agreement may not be terminated or amended, and no provision hereof waived or modified, except by an instrument in writing signed by Dr. Yang, the Trustee, and Primavera.

This letter agreement may be executed in counterparts and by facsimile or by e-mail delivery of a “.pdf” format data file.

Any dispute, controversy or claim arising out of relating to this letter agreement shall be settled in accordance with Section 6.9 of the Support Agreement, the provisions of which are hereby incorporated by reference.

[The remainder of this page intentionally left blank]

Very truly yours,

CREDIT SUISSE TRUST LIMITED

/s/ Joni Sim /s/ Peter Leppard
Name: Joni Sim Peter Leppard
Title: Authorised Signatories

Signature Page to Delegation of Voting Power Agreement

Agreed and Acknowledged:

/s/ Jianhua Yang
Name: Dr. Jianhua Yang

Signature Page to Delegation of Voting Power Agreement

PRIMAVERA SPV LTD.

/s/ Jie Lian
Name: Jie Lian
Title: Authorized Signatory

Signature Page to Delegation of Voting Power Agreement